 FORM 4                                                                                                         OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                     -------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                                OMB Number       3235-0287
    subject to Section 16. Form                                                                           Expires:  February 1, 1994
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue. See Instruction 1(b).                                                                       hours per response.... 0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol        6. Relationship of Reporting Person
                                                                                                to Issuer (Check all applicable)
Harkins Jr.    Frank            S.            Horizon Bancorp Inc. of WV (HZWV)                __X__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------    __X__ Officer (give title below)
(Last)        (First)       (Middle)     3. IRS or Social         4. Statement for             _____ Other (specify below)
                                            Security Number          Month/Year
131 Crystal Ave                             of Reporting             October 1998
---------------------------------------     Person (Voluntary)  -------------------------                 Chairman
               (Street)                                           5. If Amendment,             --------------------------------
                                               ###-##-####           Date of Original
                                                                     (Month/Year)
Beckley            WV         25801
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(City)          (State)          (Zip)       TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Transaction      3. Transaction  4. Securities Acquired(A) 5. Amount of  6.Owner- 7.Nature
   (Instr. 3)                       Date                Code            or Disposed of (D)        Securities   ship     of
                                    (Month/Day/Year)    (Instr. 8)      (Instr. 3, 4, and 5)      Owned at End Direct   Bene-
                                                      ---------------------------------------     of Month     (D) or   ficial
                                                                  Amount  (A)    Price            (Instr. 3    Indirect Owner-
                                                     Code  V               or                     and 4)       (I)      ship
                                                                          (D)                                  (Instr.4)(Instr.4)
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Common Stock                     10/1/98             J            4,000   A      $14.75            *6,194        D      Self
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Common Stock                                                                                       *7,679        D      Joint with
                                                                                                                        Spouse
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Common Stock                                                                                      *12,927        D      Self-IRA
                                                                                                                       (street name)
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Common Stock                                                                                        2,000        D      Self
                                                                                                                       (street name)
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Common Stock                                                                                        2,500        I      Spouse
                                                                                                                       (street name)
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Common Stock                                                                                          200        I     Mother-in-law
                                                                                                                       joint with
                                                                                                                       spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                                                  (Print or Type Responses)         SEC 1474 (3/91)

FORM 4 (CONTINUED)       TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security 2. Conversion  3. Transaction  4. Transaction  5. Number of   6. Date Exer-      7. Title and Amount
   (Instr. 3)                   or Exercise    Date             Code           Derivative     cisable and        of Underlying
                                Price of                       (Instr. 8)      Securities     Expiration Date    Securities
                                Derivative     (Month/Day/                     Acquired (A)   (Month/Day/Year)    (Instr. 3 and 4)
                                Security         Year)                         or Disposed
                                                                               of (D)       --------------------------------------
                                                                               (Instr. 3,    Date     Expir-          Amount or
                                                                                4, and 5)    Exer-    ation    Title  Number of
                                                           -----------------------------     cisable  Date            Shares
                                                            Code     V    (A)    (D)
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 8. Price of    9. Number of      10. Ownership      11. Nature of
    Derivative     Derivative         Form of            Indirect
    Security       Securities         Derivative         Beneficial
    (Instr. 5)     Beneficially       Security;          Ownership
                   Owned at End       Direct (D) or      (Instr. 4)
                   of Month           Indirect (I)
                   (Instr. 4)        ( Instr. 4)
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Explanation of Responses:

*   Exercise in stock options and/or dividend reinvestment
    shares.                                                                    Frank S. Harkins Jr.                    11-5-98
                                                                       ------------------------------------        ----------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person                 Date
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  (POA on file)

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (3/91)